UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

Nuveen Long/Short Commodity Total Return Fund

(Exact name of registrant as specified in its charter)

Delaware	001-35710	45-2470177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 West Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 827-5920

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 9, 2016, Nuveen, an operating division of TIAA Global Asset Management, announced that Nuveen Diversified Commodity Fund (“CFD”) and Nuveen Long/Short Commodity Total Return Fund (“CTF,” and together with CFD, the “Funds”) intend to liquidate and distribute their net assets to shareholders. Each Fund trades on NYSE MKT.

After the close of business on December 23, 2016, each Fund will delist its shares. Each Fund intends to make a single liquidating distribution of its net assets on December 30, 2016 (the “Liquidation Date”).

Shareholders may sell their shares in the Funds (subject to any applicable brokerage or transaction costs) until the market close on December 23, 2016. From December 24, 2016, through the Liquidation Date, shares in the Funds will not be traded on NYSE MKT and there will not be a secondary market for the shares. The Funds may begin liquidating positions at any time prior to the Liquidation Date, and when that process begins, they will not be managed in accordance with their investment objectives.

Any shareholders remaining in a Fund on the Liquidation Date will automatically have their shares redeemed for cash at the current net asset value. These liquidating distributions are taxable events. Shareholders should consult their tax advisor about any potential tax consequences.

A copy of the press release regarding the liquidation of the Funds, dated December 9, 2016, is filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d)

Exhibit Number	Description of Exhibit

99.1	Press Release, dated December 9, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND

By: Nuveen Commodities Asset Management, LLC, its Manager

Date: December 9, 2016

/s/ William Adams IV
William Adams IV President (Principal Executive Officer)